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                        ADMINISTRATIVE SERVICES AGREEMENT


     This agreement, as amended and restated this 1st day of December, 2002, by and between EQUITRUST SERIES FUND, INC., a Maryland corporation (the "Fund"), and EQUITRUST INVESTMENT MANAGEMENT SERVICES, INC., a Delaware corporation ("EquiTrust");

                                   WITNESSETH:

     In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1. The Fund hereby appoints EquiTrust to provide information and administrative services for the benefit of the Fund and the holders of its Traditional Shares only. In this regard, EquiTrust may appoint various broker-dealer firms and other financial services firms ("Firms") to provide related services and facilities for their clients who are the holders of Traditional Shares of the Fund ("Clients"). The Firms shall provide such office space and equipment, telephone facilities and personnel as is necessary or beneficial for providing information and services to the holders of Traditional Shares of the Fund. Such services and assistance may include, but are not limited to, establishing and maintaining shareholder accounts and records, processing purchase and redemption transactions, answering routine Client inquiries regarding the Fund and its special features, assistance to Clients in changing dividend and investment options, account designations and addresses, and such other services as the Fund or EquiTrust may reasonably request. EquiTrust may also provide some of the above services for the Fund directly.

     EquiTrust accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. EquiTrust shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. EquiTrust, by separate agreement with the Fund, may also serve the Fund in other capacities. In carrying out its duties and responsibilities hereunder, EquiTrust may appoint various Firms to provide administrative and other services described herein directly to or for the benefit of holders of Traditional Shares of the Fund who may be clients of such Firms. Such Firms shall at all times be deemed to be independent contractors retained by EquiTrust and not by the Fund. EquiTrust and not the Fund will be responsible for the payment of compensation to such Firms for such services.

     2. For the services and facilities described in Section 1, the Fund will pay to EquiTrust at the end of each calendar month an administrative service fee computed at an annual rate of 0.25 of 1% of the average daily net assets of the Traditional Shares. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of

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the number of days that the Agreement is in effect during such month and year, respectively. The services of EquiTrust to the Fund under this Agreement are not to be deemed exclusive, and EquiTrust shall be free to render similar services or other services to others.

     The net asset value for each Traditional Share of the Fund shall be calculated in accordance with the provisions of the Fund's current prospectus. On each day when net asset value is not calculated, the net asset value of a Traditional Share of the Fund shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

     3. The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by EquiTrust under this Agreement.

     4. This Agreement may be terminated at any time without the payment of any penalty by the Fund or by EquiTrust on sixty (60) days written notice to the other party. Termination of this Agreement shall not affect the right of EquiTrust to receive payments on any unpaid balance of the compensation described in Section 2 hereof earned prior to such termination. All material amendments to this Agreement must be approved by vote of the Board of Directors of the Fund.

     5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

     6. Any notice under this Agreement shall be in writing addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     7. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Iowa.

     IN WITNESS WHEREOF, the Fund and EquiTrust have caused this Agreement to be executed as of the day and year first written above.

Equitrust Series Fund, Inc.       EquiTrust Investment Management Services, Inc.

ATTEST:                                         EQUITRUST SERIES FUND, INC.

By: /s/Dennis M. Marker                         By: /s/ William J. Oddy
    ----------------------------                    ---------------------------
    Dennis M. Marker                                William J. Oddy
    Vice President -- Investment Administration     Chief Executive Officer


ATTEST:                                         EQUITRUST INVESTMENT MANAGEMENT
                                                SERVICES, INC.

By: /s/Kristi Rojohn                            By: /s/ Dennis M. Marker
    ----------------------------                    ---------------------------
    Kristi Rojohn                                   Dennis M. Marker
    Assistant Secretary                             President